The First Bancorp Reports Second Quarter Results

DAMARISCOTTA, ME, July 22 – The First Bancorp (Nasdaq: FNLC), today announced unaudited results for the quarter ended June 30, 2009, with net income of $3.8 million, an increase of $159,000 or 4.4% from the second quarter of 2008 and up $34,000 or 0.9% from the previous quarter. Earnings per common share on a fully diluted basis were $0.35 for the quarter ended June 30, 2009, down $0.02 or 5.4% from the second quarter of 2008 and from the previous quarter.

The Company also announced unaudited results for the first six months of 2009, with net income of $7.5 million, up $296,000 or 4.1% from the $7.2 million posted for the same period in 2008. Earnings per common share on a fully diluted basis were $0.72 for the six-months ended June 30, 2009, down $0.02 or 2.7% from the $0.74 posted for the same period in 2008.

“We continue to benefit from the current low interest rate environment and the steep yield curve,” noted Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “This is best reflected in net interest income, which was up $4.8 million or 26.8% over the first six months of 2008. While income from earning assets declined by 8.3% compared to the first six months of 2008, funding costs declined 42.7%. As a result, we saw our net interest margin widen from 3.23% for the first six months of 2008 to 3.68% for the first six months of 2009.

“At the same time, we see continued deterioration in credit quality,” President Daigneault went on. “With broad-based weakness in the economy, a continued slump in the housing market and unemployment at 9.4%, which is at the highest level it has been since 1983, we are in the longest and possibly the worst recession since the Great Depression of the 1930’s. Also not reflected in these unemployment numbers is the number of people who have experienced reduced incomes from wage cutbacks and loss of overtime. In Maine, many people are self-employed and are also experiencing a decline in business revenues impacting their individual incomes as well.

“All of these factors have contributed to an increase in the Company’s non-performing loans,” President Daigneault noted, “which stood at 1.57% of total loans as of June 30, 2009, compared to 0.40% a year ago and 1.32% as of March 31, 2009. While this is a large increase in problem loans during the past year, it remains much lower than the average for our peer group, which reported non-performing loans at 2.78% of total loans. It is also much lower than the average for all commercial banks in Maine, with non-performing loans at 2.08% of total loans. These averages were as of March 31, 2009, the latest peer data available. Past due loans, the other primary indicator of credit quality, were 3.02% of total loans as of June 30, 2009, virtually level for the past six months but up from 1.84% a year ago.

“Given the increase in non-performing loans and the continued weakness in the economy, we provisioned $4.6 million to the allowance for loan losses during the first six months of 2009 compared to $1.4 million for the same period in 2008,” President Daigneault said. “As a result, our allowance for loan losses has increased by $3.0 million in the first six months of 2009 and is now at $11.8 million or 1.20% of total loans compared to 0.82% a year ago and 0.99% at the end of the previous quarter. In our view, the increase in the allowance for loan losses is directionally consistent with the deterioration in credit quality of our loan portfolio, as well as with the performance of the national and local economies, higher levels of unemployment and the outlook for the recession continuing for some time to come. Actual loan losses for the first half of 2009 were $1.6 million or 0.33% of total loans on an annualized basis compared to losses of 0.20% for the first six months of 2008. In comparison, for the year ended December 31, 2008, net chargeoffs were $2.7 million or 0.28% of loans outstanding.”

“In the investment portfolio, we now have only two investment securities totaling $446,000 that are rated sub-investment grade,” observed F. Stephen Ward, The First Bancorp’s Chief Financial Officer. “As of June 30, 2009, corporate securities totaled only $2.0 million or 0.7% of the Company’s $298.3 million investment portfolio, the result of selling almost all of our corporate securities during the past eight months to lower the portfolio’s exposure to credit risk. We have one corporate bond in the portfolio classified as other-than-temporarily-impaired which resulted in a $916,000 pre-tax write down in the first quarter of 2009.

“While assets are up $44.2 million or 3.3% year-to-date,” Mr. Ward observed, “in the second quarter assets decreased $28.5 million or 2.0% due to mortgages refinancing to the secondary market and called securities not being replaced. Year-to-date, the loan portfolio is virtually unchanged, with excellent growth in commercial loans offset by the decline in mortgages. Despite a decline in the second quarter, the investment portfolio is up $35.8 million or 13.6% year-to-date due to the purchase of GNMA securities. Our asset growth in 2009 has been funded with a mix of wholesale deposits and borrowed funds. Low-cost deposits are down $9.6 million or 3.7% year-to-date, however this is in line with our normal seasonal pattern.

“We also added $25.0 million in preferred stock in the first quarter under the U.S. Treasury Capital Purchase Program,” CFO Ward stated. “Our participation in the program provides us with greater ability to ride out the current economic storm, especially if conditions worsen, and also provides greater ability to work with individuals and businesses as they also struggle through these adverse economic conditions. We continue to be considered well-capitalized by FDIC standards with total risk-based capital at nearly 14.0%, well above the well-capitalized threshold of 10.0% set by the FDIC.

“In the first half of 2009, the Bank recognized $630,000 in expense for a one-time special FDIC insurance assessment,” Mr. Ward said. “This special assessment was levied on all banks in the country based upon their size and is in addition to the higher quarterly premiums being charged to the banks to replenish the FDIC insurance fund which has been used to cover the losses of failed banks.”

“Despite the larger than normal provision for loan losses we have made in the first half of 2009, the Company’s operating ratios remain strong.” President Daigneault noted. “Our return on average tangible common equity was 16.18% for the first six months of 2009, well above the 15.0% high-performance threshold. Our efficiency ratio is excellent at 40.78% for the first six months of 2009 compared to 45.97% for the same period in 2008. Maintaining a low efficiency ratio continues to be an important factor in our overall performance and the year-over-year improvement was driven by the significant increase in net interest income while operating expense increased only modestly. As of March 31, 2009, the average efficiency ratio for our peer group was 68.97%.

“Our price per share closed the quarter at $19.47,” President Daigneault observed, “down $0.42 from the December 31, 2008 closing price of $19.89 per share. Because of our market capitalization, we continue to be included in the Russell 2000 and Russell 3000 indices, and on June 27, the day each year these indices are reconstituted, we had a high close for the year of $21.78 per share. Our year-to-date total return with dividends reinvested was -1.0%, which compares to -36.5% for the KBW Regional Bank Index and +2.6% and +4.2% for the Russell 2000 and Russell 3000 indices, respectively.

“Despite the challenges we have faced in the current recession, The First Bancorp has done well in the first half of 2009,” President Daigneault concluded. “Our strong net interest income and mortgage origination income have offset a much higher provision for loan losses, a one-time special assessment for FDIC insurance and the write down of an investment security for other-than-temporary-impairment. We also remain very well-capitalized, which is an important concern for all banks today. And finally, we have been able to maintain our quarterly dividend at $0.195 per share, which we feel is important to most of our shareholders.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars	6/30/2009	12/31/2008	6/30/2008
Assets
Cash and due from banks	$ 18,575	$ 16,856	$ 19,997
Overnight funds sold	-	-	-
Securities available for sale	50,665	27,765	36,850
Securities to be held to maturity	247,627	234,767	209,528
Loans held for sale	3,162	1,298	2,253
Loans	982,336	979,273	951,814
Less allowance for loan losses	11,752	8,800	7,800
Net loans	970,584	970,473	944,014
Accrued interest receivable	7,140	5,783	7,886
Premises and equipment	18,610	16,028	16,046
Other real estate owned	2,797	2,428	1,558
Goodwill	27,684	27,684	27,684
Other assets	23,142	22,662	19,557
Total assets	$ 1,369,986	$ 1,325,744	$ 1,285,373
Liabilities
Demand deposits	$ 63,266	$ 68,399	$ 62,755
NOW deposits	100,283	108,188	108,543
Money market deposits	104,803	129,333	114,096
Savings deposits	86,305	82,867	87,023
Certificates of deposit	202,039	246,152	339,620
Certificates $100,000 and over	357,253	290,797	130,083
Total deposits	913,949	925,736	842,120
Borrowed funds	297,361	272,074	317,055
Other liabilities	12,478	10,753	11,440
Total Liabilities	1,223,788	1,208,563	1,170,615
Shareholders' equity
Preferred stock	24,557	-	-
Common stock	97	97	97
Additional paid-in capital	44,958	44,117	44,030
Retained earnings	77,320	74,057	70,996
Net unrealized gains on securities available-for-sale	(472)	(819)	(100)
Net unrealized loss on postretirement benefit costs	(262)	(271)	(265)
Total shareholders' equity	146,198	117,181	114,758
Total liabilities & shareholders' equity	$ 1,369,986	$ 1,325,744	$ 1,285,373
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,722,204	9,696,397	9,690,182
Book value per share	$12.51	$12.09	$11.84
Tangible book value per share	$9.66	$9.23	$8.99

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the six months ended		For the quarters ended
In thousands of dollars	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Interest income
Interest and fees on loans	$25,533	$29,649	$12,606	$14,357
Interest on deposits with other banks	-	-	-	-
Interest and dividends on investments	7,336	6,195	3,645	3,157
Total interest income	32,869	35,844	16,251	17,514
Interest expense
Interest on deposits	6,694	12,349	3,049	5,910
Interest on borrowed funds	3,665	5,736	1,765	2,662
Total interest expense	10,359	18,085	4,814	8,572
Net interest income	22,510	17,759	11,437	8,942
Provision for loan losses	4,600	1,439	2,950	939
Net interest income after provision for loan losses	17,910	16,320	8,487	8,003
Non-interest income
Investment management and fiduciary income	678	780	353	390
Service charges on deposit accounts	1,158	1,488	600	805
Net securities gains	-	28	-	-
Mortgage origination and servicing income	1,543	216	862	123
Other operating income	2,170	2,182	1,148	1,200
Total non-interest income	5,549	4,694	2,963	2,518
Non-interest expense
Salaries and employee benefits	5,152	5,680	2,563	2,755
Occupancy expense	834	774	393	363
Furniture and equipment expense	1,138	942	569	452
Net securities losses	148	-	6	-
Other than temporary impairment charge	916	-	-	-
Amortization of identified intangibles	142	142	71	71
Other operating expense	4,691	3,336	2,632	1,784
Total non-interest expense	13,021	10,874	6,234	5,425
Income before income taxes	10,438	10,140	5,216	5,096
Applicable income taxes	2,948	2,946	1,454	1,493
NET INCOME	$7,490	$7,194	$3,762	$3,603
Earnings per common share
Net income, as reported	$7,490	$7,194	$3,762	$3,603
Less dividends and amortization of premium on preferred stock	487	-	337	-
Net income available to common	$7,004	$7,194	$3,425	$3,603
Basic earnings per share	$0.72	$0.74	$0.35	$0.37
Diluted earnings per share	$0.72	$0.74	$0.35	$0.37
Weighted average number of shares outstanding	9,712,252	9,711,869	9,718,650	9,707,568
Incremental shares	16,951	19,377	21,626	20,298

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands,	For the six months ended		For the quarters ended
except for per share amounts	6/30/2009	6/30/2008	6/30/2009	6/30/2008

Summary of Operations
Interest Income	$32,869	$35,844	$16,251	$17,514
Interest Expense	10,359	18,085	4,814	8,572
Net Interest Income	22,510	17,759	11,437	8,942
Provision for Loan Losses	4,600	1,439	2,950	939
Non-Interest Income	5,549	4,694	2,963	2,518
Non-Interest Expense	13,021	10,874	6,234	5,425
Net Income	7,490	7,194	3,762	3,603
Per Common Share Data
Basic Earnings per Share	$0.72	$0.74	$0.35	$0.37
Diluted Earnings per Share	0.72	0.74	0.35	0.37
Cash Dividends Declared	0.390	0.375	0.195	0.190
Book Value	12.51	11.84	12.51	11.84
Tangible Book Value	9.66	8.99	9.66	8.99
Market Value	$19.47	$13.65	$19.47	$13.65
Financial Ratios
Return on Average Equity (a)	12.48%	12.68%	12.60%	12.63%
Return on Average Tangible Equity (a)	16.18%	16.76%	16.40%	16.66%
Return on Average Assets (a)	1.10%	1.16%	1.11%	1.15%
Average Equity to Average Assets	10.54%	9.17%	10.46%	9.13%
Average Tangible Equity to Average Assets	8.52%	6.94%	8.43%	6.92%
Net Interest Margin Tax-Equivalent (a)	3.68%	3.23%	3.76%	3.21%
Dividend Payout Ratio	54.17%	50.68%	55.71%	51.35%
Allowance for Loan Losses/Total Loans	1.20%	0.82%	1.20%	0.82%
Non-Performing Loans to Total Loans	1.57%	0.40%	1.57%	0.40%
Non-Performing Assets to Total Assets	1.36%	0.29%	1.36%	0.29%
Efficiency Ratio	40.78%	45.97%	41.40%	45.02%
At Period End
Total Assets	$1,369,986	$1,285,373	$1,369,986	$1,285,373
Total Loans	982,336	951,814	982,336	951,814
Total Investment Securities	298,292	246,378	298,292	246,378
Total Deposits	913,949	842,120	913,949	842,120
Total Shareholders’ Equity	146,198	114,758	146,198	114,758
(a) Annualized using a 365-day basis in 2009 and 366-day basis in 2008